Exhibit 99.

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 - FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel, Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN Financial, Inc. Announces Dividend, Election Results, and Election of New Board Member

ROCHESTER, MN - April 27, 2022 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF) today announced that its Board of Directors has declared a quarterly dividend of $0.06 per share of common stock, payable on June 7, 2022 to stockholders of record at the close of business on May 17, 2022. The declaration and amount of any future cash dividends remains subject to the sole discretion of the Board of Directors and will depend upon many factors, including the Company’s results of operations, financial condition, capital requirements, regulatory and contractual restrictions, business strategy and other factors deemed relevant by the Board of Directors.

HMN also announced the re-election of Wendy S. Shannon, currently the Chair of the Board, and Hans K. Zietlow as directors at its annual meeting of stockholders held on April 26, 2022. After the conclusion of the meeting, HMN’s Board of Directors also elected Jeffrey W. Bolton to fill a vacancy on the board.

Mr. Bolton served as chief administrative officer for Mayo Clinic from 2013 and as a member of the Mayo Clinic Board of Governors from 2011 until his retirement from both positions in November 2021. He joined Mayo Clinic in 2002 as its chief financial officer. Previously, he held various finance-related positions at Carnegie Mellon University, including chief financial officer and vice president of business and planning. He currently serves on the boards of Resoundant, Inc., M. Lee Pearce Foundation and on the board of regents of St. Olaf College. He has previously served on the Mayo Clinic Board of Trustees, and the boards of Vizient, Inc., and Destination Medical Center Economic Development Agency.

“Jeff Bolton brings a wealth of experience to our organization in terms of financial management, regulatory compliance, business development and talent recruitment. He also has a solid understanding of the major markets we serve. We are very fortunate Jeff has agreed to join our Board,” said Brad Krehbiel, President, and Chief Executive Officer of HMN Financial and its subsidiary, Home Federal Savings Bank.

General Information

HMN and Home Federal Savings Bank (the Bank) are headquartered in Rochester, Minnesota. The Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates two loan origination offices located in Sartell, Minnesota and La Crosse, Wisconsin.

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